Exhibit 99.2

Ollie’s Bargain Outlet Holdings, Inc. Announces
New $300 Million Share Repurchase Authorization

HARRISBURG, PA – March 19, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) announced today that its Board of Directors has unanimously approved a new share repurchase authorization for the repurchase of an additional $300 million of the Company’s outstanding common stock. This new authorization is effective through March 31, 2029. The Company may repurchase the shares in open market transactions, privately negotiated transactions, or a combination of the foregoing. Share repurchase decisions are at the Company’s discretion based on market conditions, business considerations and other factors. Since Ollie’s enacted its first share buyback in 2019, the Company has bought back nearly $414 million, or 5.5 million shares, of its common stock.

“While accelerated growth is our primary focus in the short term, we remain committed to returning capital to our investors through share repurchases, while balancing our strategic growth opportunities and working capital needs. Our cash generation is strong, and we continue to grow our cash balances each year. With $429 million of cash and short-term investments and no borrowings under our revolving credit facility at the end of fiscal 2024, we have the ability to fund accelerated growth, return capital to shareholders, and pursue unique opportunities as they arise,” said Eric van der Valk, President and Chief Executive Officer.

About Ollie’s
We are America’s largest retailer of closeout merchandise and excess inventory, offering Real Brands and Real Bargain prices®! We offer extreme value on brand name products in a variety of departments, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids, and more. We currently operate 575 stores in 31 states and growing!
For more information, visit www.ollies.com.

Forward-Looking Statements
Statements in this press release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.  Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, capital market conditions, the economy and other future conditions.  Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements.  Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them.  Any forward-looking statements made by the Company in this press release speak only as of the date on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its public announcements and filings with the Securities and Exchange Commission.

Investor Contact:
John Rouleau
Managing Director – Corporate Communication & Business Development
JRouleau@ollies.us

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
tkuypers@ollies.us